    As filed with the Securities and Exchange Commission on December 1, 1999
                                                         Registration No. 333

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                          LEVEL 3 COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                     Delaware                                          47-0210602
           (State or other jurisdiction                             (I.R.S. Employer
                of incorporation)                                  Identification No.)

                                ---------------

                            1025 Eldorado Boulevard
                           Broomfield, Colorado 80021
                                 (720) 888-1000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             THOMAS C. STORTZ, ESQ.
              Senior Vice President, General Counsel and Secretary
                            1025 Eldorado Boulevard
                           Broomfield, Colorado 80021
                                 (720) 888-1000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                with copies to:

                            JOHN S. D'ALIMONTE, ESQ.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                         New York, New York 10019-6099
                                 (212) 728-8000

   Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(Cover continued from previous page)

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
                                            Proposed          Proposed
 Title of Each Class of       Amount        Maximum           Maximum         Amount of
    Securities to be          to be      Offering Price      Aggregate       Registration
     Registered(1)        Registered(2)   per Share(3)  Offering Price(2)(3)     Fee
-----------------------------------------------------------------------------------------
Debt Securities(4)......
-----------------------------------------------------------------------------------------
Preferred Stock, par
 value $.01 per
 share(5)...............
-----------------------------------------------------------------------------------------
Depositary Shares repre-
 senting Preferred
 Stock(6)...............
-----------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per
 share(7)...............
-----------------------------------------------------------------------------------------
Total...................  $2,375,500,000      100%         $2,375,500,000     $627,132(8)
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2) In U.S. Dollars or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units). In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $2,375,500,000, or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of $2,375,500,000.

(3) Estimated solely for purposes of calculating the registration fee. The aggregate public offering price of securities sold will not exceed $2,375,500,000 (see Note (2) above). No separate consideration will be received for Common Stock, Preferred Stock or Debt Securities that are issued upon conversion or exchange of Debt Securities, Preferred Stock or Depositary Shares registered hereunder.

(4) Subject to Note (2), such indeterminate principal amount of Debt Securities (which may be senior or subordinated).

(5) Subject to Note (2), such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices or issuable upon conversion of Debt Securities.

(6) To be represented by Depositary Receipts representing an interest in all or a specified portion of a share of Preferred Stock.

(7) Subject to Note (2), such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices or issuable upon conversion or exchange of Debt Securities or Preferred Stock registered hereunder. Each share of Common Stock includes a right to purchase certain shares of Preferred Stock which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

(8) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included herein also relates to $1,124,500,000 of Securities registered under Registration Statement No. 333-68887 for which a registration fee of $312,611 was previously paid to the Commission. If any such previously registered Securities are offered prior to the effective date of this registration statement, the amount of such Securities will not be included in any prospectus hereunder. The amount of Securities being registered, together with the remaining Securities registered under Registration Statement No. 333-68887, represents the maximum amount of Securities that are expected to be offered for sale.

                  SUBJECT TO COMPLETION DATED DECEMBER 1, 1999

Prospectus

                          Level 3 Communications, Inc.

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock

                                  -----------

  We will provide specific terms of these securities and their offering prices in supplements to this prospectus.

  In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate or formula of interest, premium, terms for redemption. In the case of shares of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of depositary shares, these terms will include the fractional share of preferred stock represented by each depositary share. In the case of common stock, these terms will include the aggregate number of shares offered.

  We may sell any combination of these securities in one or more offerings up to a total dollar amount of $3,500,000,000.

  Our common stock is quoted on the Nasdaq National Market under the symbol LVLT. The closing price of our common stock on the Nasdaq National Market was $67.813 per share on November 30, 1999. None of the other securities are currently publicly traded.

  You should read this prospectus and any prospectus supplement carefully before you invest.

  See "Risk Factors" on page 1 for a discussion of matters that you should consider before investing in these securities.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




                  The date of this prospectus is       , 1999.
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                               Table of Contents

                                                                            Page
                                                                            ----
About This Prospectus......................................................   1
Where You Can Find More Information........................................   1
Risk Factors...............................................................   1
The Company................................................................   2
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends...........   2
Application of Proceeds....................................................   2
Description of Debt Securities.............................................   3
  General terms of debt securities.........................................   3
  Certificated securities..................................................   4
  Book-entry debt securities...............................................   4
  Merger...................................................................   5
  Events of default, notice and waiver.....................................   6
  Modification of the indentures...........................................   7
  Defeasance and covenant defeasance.......................................   9
  Senior debt securities...................................................  10
  Subordination of subordinated securities.................................  10
  Definition of senior indebtedness........................................  11
  Convertible debt securities..............................................  11
Description of Preferred Stock.............................................  12
  General..................................................................  12
  Dividends................................................................  13
  Redemption...............................................................  14
  Conversion or exchange rights............................................  15
  Rights upon liquidation..................................................  15
  Voting rights............................................................  16
Description of Depositary Shares...........................................  17
  General..................................................................  17
  Dividends and other distributions........................................  17
  Withdrawal of stock......................................................  17
  Redemption of depositary shares..........................................  17
  Voting the preferred stock...............................................  18
  Exchange of preferred stock..............................................  18
  Conversion of preferred stock............................................  18
  Amendment and termination of the deposit agreement.......................  19
  Charges of preferred stock depositary....................................  19
  Resignation and removal of depositary....................................  19
  Miscellaneous............................................................  19
Description of Common Stock................................................  20
Description of Outstanding Capital Stock...................................  20
  Common stock.............................................................  20
  Preferred stock..........................................................  21
  Anti-takeover provisions.................................................  21
Plan of Distribution.......................................................  21
  By agents................................................................  21
  By underwriters..........................................................  22
  To dealers...............................................................  22
  Direct sales.............................................................  22
  Delayed delivery contracts...............................................  22
  General information......................................................  22
Legal Matters..............................................................  23
Experts....................................................................  23

                             About This Prospectus

   This prospectus is part of two registration statements that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,500,000,000 or the equivalent denominated in foreign currencies or units of two or more foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the Nasdaq National Market, in Washington, D.C.

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until we sell all of the securities.

  .  Annual report on Form 10-K for the fiscal year ended December 31, 1998

  . Quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999

  . Current reports on Form 8-K, filed February 24, 1999, March 5, 1999, May 18, 1999, June 3, 1999 and September 20, 1999 and on Form 8-K/A filed February 17, 1999 and November 9, 1999

  .  Registration statements on Forms 8-A/A filed March 31, 1998 and June 10,
     1998

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

       Vice President, Investor Relations
       Level 3 Communications, Inc.
       1025 Eldorado Boulevard
       Broomfield, Colorado 80021
       (720) 888-1000

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                 Risk Factors

   Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to:
  . the risks described in our current report on Form 8-K/A filed with the SEC on November 9, 1999, which is incorporated by reference in this prospectus; and

  . any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

                                  The Company

   We engage in the communications, information services and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, we announced a business plan to increase substantially our information services business and to expand the range of services we offer. We are implementing our business plan by building an advanced communications network based on internet protocol technology.

   Since late 1997, we have substantially increased the emphasis we place on and the resources devoted to our communications and information services business. Since that time we have become a facilities-based provider of a broad range of integrated communications services. A facilities-based provider is one that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services. We have expanded substantially the business of our subsidiary, PKS Information Services, Inc. and are creating, through a combination of construction, purchase and leasing of facilities and other assets, an advanced, international facilities based communications network. We designed our network based on internet protocol technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

   Our network will combine both local and long distance networks and will connect customers end-to-end across the U.S. and in Europe and Asia. We expect to complete the U.S. intercity portion of the network during the first quarter of 2001. In the meantime, we have leased a national network over which we began to offer services in the third quarter of 1998. We intend to provide a full range of communications services--including local, long distance, international and internet services.

   Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000.

        Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

   The ratio of earnings to fixed charges for each of the periods indicated is as follows:

     Nine Months Ended
       September  30,       Fiscal Year Ended
     -----------------   ------------------------
       1999      1998    1998 1997 1996 1995 1994
       ----      ----    ---- ---- ---- ---- ----
       --            --   --  5.73 3.87  --   --

   For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus, prior to September 30, 1995, preferred stock dividends on preferred stock of its former subsidiary, MFS Communications Company, Inc. We had deficiencies of earnings to fixed charges of $421 million for the nine months ended September 30, 1999, $106 million for the nine months ended September 30, 1998, $36 million for 1998, $32 million for 1995 and $42 million for 1994.

                            Application of Proceeds

   Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

                         Description of Debt Securities

   This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

   The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and IBJ Whitehall Bank & Trust Company, as trustee. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are called indentures.

   We have summarized selected provisions of the indentures below. The summary is not complete. We have also filed the forms of the indentures as exhibits to the registration statement. You should read the indentures for provisions that may be important to you before you buy any debt securities.

General terms of debt securities

   The debt securities issued under each indenture may be issued without limit as to aggregate principal amount, in one or more series. Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under either indenture may resign or be removed with respect to one or more series of debt securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

   If two or more persons are acting as trustee with respect to different series of debt securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

   A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering and that series. These terms will contain some or all of the following:

  .  the title of the debt securities;

  .  any limit on the aggregate principal amount of the debt securities;

  . the purchase price of the debt securities, expressed as a percentage of the principal amount;

  . the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

  . if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

  . if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for those interest payment dates and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months;

  . the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

  . if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

  . the terms and conditions of any sinking fund or other similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

  . the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars;

  . whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

  . any additions or changes to the events of default in the respective indentures;

  . any additions or changes with respect to the other covenants in the respective indentures;

  . the terms and conditions, if any, upon which the debt securities may be convertible into common stock or preferred stock;

  . whether the debt securities will be issued in certificated or book-entry form;

  . whether the debt securities will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and multiples of $1,000;

  . the applicability of the defeasance and covenant defeasance provisions of the applicable indenture; and

  . any other terms of the debt securities consistent with the provisions of the applicable indenture.

   Debt securities may be issued under the indentures as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

   Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and multiples of $1,000.

Certificated securities

   Except as otherwise stated in the applicable prospectus supplement, debt securities will not be issued in certificated form. If, however, debt securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those debt securities. We may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange of those debt securities.

Book-entry debt securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominee or their respective successors are permitted.

   Unless otherwise stated, The Depository Trust Company, New York, New York will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

   DTC has provided the following information to us. DTC is a:

  .  limited-purpose trust company organized under the New York Banking Law;

  .  a banking organization within the meaning of the New York Banking Law;

  .  a member of the U.S. Federal Reserve System;

  . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

  . a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant's accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

   Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

   Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

  . DTC notifies us that it is unwilling or unable to continue as depositary;

  . DTC ceases to be a registered clearing agency and a successor depositary is not appointed by us within 90 days; or

  . we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Merger

   We generally may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation if:

  .  we are the continuing corporation; or

  . we are not the continuing corporation, the successor corporation, expressly assumes all payments on all the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

  . neither we nor the successor corporation is in default immediately after the transaction under the applicable indenture.

Events of default, notice and waiver

   Senior indenture. The senior indenture provides that the following are events of default with respect to any series of senior debt securities:

  . default for 30 days in the payment of any interest on any debt security of that series;

  . default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

  . default in making a sinking fund payment required for any debt security of that series;

  . default in the performance of any of our other covenants in the senior indenture that continues for 60 days after written notice, other than default in a covenant included in the senior indenture solely for the benefit of another series of senior debt securities;

  . the acceleration of the maturity of more than $25,000,000 in the aggregate of any of our other indebtedness, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

  . certain events of bankruptcy, insolvency or reorganization of us or our property; and

  . any other event of default provided with respect to a particular series of debt securities.

   The senior trustee generally may withhold notice to the holders of any series of debt securities of any default with respect to that series if it considers the withholding to be in the interest of those holders. However, the senior trustee may not withhold notice of any default in the payment of the principal of, or premium, if any, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

   If an event of default with respect to any series of senior debt securities occurs and is continuing, the senior trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default, other than the non-payment of accelerated principal or specified portion of accelerated principal, with respect to debt securities of that series have been cured or waived.

   Holders of a majority in principal amount of any series of outstanding senior debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of senior debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the senior trustee a statement, signed by specified of our officers, stating whether those officers have knowledge of any default under the senior indenture.

   Except with respect to its duties in case of default, the senior trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding senior debt securities, unless those holders have offered the senior trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the senior indenture, the holders of a majority in principal amount of any series of the outstanding debt securities issued thereunder may direct any proceeding for any remedy available to the senior trustee, or the exercising of any of the senior trustee's trusts or powers.

   Subordinated indenture. The subordinated indenture provides that the following are events of default with respect to any series of subordinated debt securities:

  . default for 30 days in the payment of any interest on any debt security of that series;

  . default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

  . default in making a sinking fund payment required for any debt security of that series;

  . any default in the performance of any of our other covenants in the subordinated indenture that continues for 60 days after written notice, other than default in a covenant included in the subordinated indenture solely for the benefit of another series of subordinated debt securities;

  . the acceleration of more than $25,000,000, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

  . certain events relating to the bankruptcy, insolvency or reorganization of us or our property; and

  . any other event of default provided with respect to a particular series of debt securities.

   The subordinated trustee generally may withhold notice to the holders of any series of subordinated debt securities of any default with respect to that series if it considers the withholding to be in the interest of the holders. However, the subordinated trustee may not withhold notice of any default in the payment of the principal of or premium, if any or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

   If an event of default with respect to any series of subordinated debt securities occurs and is continuing, the subordinated trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default with respect to debt securities of that series have been cured or waived. Holders of a majority in principal amount of any series of the outstanding subordinated debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of subordinated debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the subordinated trustee a statement, signed by specified officers of us, stating whether such officers have knowledge of any default under the subordinated indenture.

   Except with respect to its duties in case of default, the subordinated trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding subordinated debt securities, unless those holders have offered the subordinated trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the subordinated indenture, the holders of a majority in principal amount of any series of the outstanding subordinated debt securities may direct any proceeding for any remedy available to the subordinated trustee, or the exercising of any of the subordinated trustee's trusts or powers.

Modification of the indentures

   Senior indenture. Modifications and amendments of the senior indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the senior indenture which are affected by the modification or amendment.

However, the holder of each affected senior debt security must consent to any modification or amendment of the senior indenture that:

  . changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

  . reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

  . reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

  . adversely affects any right of repayment of the holder of that debt security;

  . changes the place of payment where, or the currency in which, any payment on that debt security is payable;

  . impairs the right to institute suit to enforce any payment on or with respect to that debt security; or

  . reduces the percentage of outstanding debt securities of any series necessary to modify or amend the senior indenture or to waive compliance with some of its provisions or defaults and their consequences.

   We and the senior trustee may amend the senior indenture without the consent of the holders of any senior debt securities in certain limited circumstances, such as:

  . to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the senior indenture;

  .  to secure the securities; and

  . to cure any ambiguity, to correct or supplement any provision in the senior indenture which may be inconsistent with any other provision of the senior indenture.

   Subordinated indenture. Modifications and amendments to the subordinated indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the subordinated indenture which are affected by the modification or amendment. However, the holder of each affected subordinated debt security must consent to any modification or amendment of the subordinated indenture that:

  . changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

  . reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

  . reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

  . adversely affects any right of the repayment of the holder of that debt security;

  . changes the place of payment where, or the currency in which, any payment on that debt security is payable;

  . impairs the right to institute suit to enforce any payment on or with respect to that debt security;

  . reduces the percentage of outstanding debt securities of any series necessary to modify or amend the subordinated indenture or to waive compliance with some of its provisions or defaults and their consequences; or

  . subordinates the indebtedness evidenced by that debt security to any of our indebtedness other than senior indebtedness.

   We and the subordinated trustee also may amend the subordinated indenture without the consent of the holders of any subordinated securities in certain limited circumstances, such as:

  . to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the subordinated indenture;

  .  to secure the securities; and

  . to cure any ambiguity, to correct or supplement any provision in the subordinated indenture which may be inconsistent with any other provision of the subordinated indenture.

Defeasance and covenant defeasance

   When we establish a series of debt securities, we may provide that that series is subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

  . to defease and be discharged from, subject to some limitations, all of our obligations with respect to those debt securities; or

  . to be released from our obligations to comply with specified covenants relating to those debt securities as described in the applicable prospectus supplement.

   To effect that defeasance or covenant defeasance, we must irrevocably deposit in trust with the relevant trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or analogous payments on those debt securities.

   On such a defeasance, we will not be released from obligations:

  .  to pay additional amounts, if any, upon the occurrence of some events;

  .  to register the transfer or exchange of those debt securities;

  .  to replace some of those debt securities;

  .  to maintain an office relating to those debt securities;

  .  to hold moneys for payment in trust will not be discharged.

   To establish such a trust we must, among other things, deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

  . will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

  . will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

   Government obligations mean generally securities which are:

  . direct obligations of the U.S. or of the government which issued the foreign currency in which the debt securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

  . obligations of an agency or instrumentality of the U.S. or of the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S. or that other government.

     In any case, the issuer of government obligations cannot have the option to call or redeem the obligations. In addition, government obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any such government obligation held by the custodian for the account of a depository receipt holder.

   If we effect covenant defeasance with respect to any debt securities, the amount on deposit with the relevant trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

   The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Senior debt securities

   Senior debt securities are to be issued under the senior indenture. Each series of senior debt securities will constitute senior indebtedness and will rank equally with each other series of senior debt securities and other senior indebtedness. All subordinated debt, including, but not limited to, all subordinated securities, will be subordinated to the senior debt securities and other senior indebtedness.

Subordination of subordinated securities

   Subordinated indenture. Payments on the subordinated securities will be subordinated to our senior indebtedness, whether outstanding on the date of the subordinated indenture or incurred after that date. At September 30, 1999, our aggregate senior indebtedness was approximately $3.019 billion. The applicable prospectus supplement for each issuance of subordinated securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to and equally with the offered subordinated securities.

   Ranking. No class of subordinated securities is subordinated to any other class of subordinated debt securities. See "Subordination provisions" below.

   Subordination provisions. If any of certain specified events occur, the holders of senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before we may make payments on the subordinated securities. These events are:

  . any distribution of our assets upon our liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenant described above under "Merger";

  . the occurrence and continuation of a payment default on any senior indebtedness; or

  . a declaration of the principal of any series of the subordinated securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled.

   However, if the event is the acceleration of any series of subordinated securities, only the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated securities, or, in the case of original issue discount securities, that portion of the principal amount specified under their terms, must receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before we make payments on the subordinated securities.

   As a result of the subordination provisions, some of our general creditors, including holders of senior indebtedness, may recover more, ratably, than the holders of the subordinated securities in the event of insolvency.

Definition of senior indebtedness

   Senior indebtedness means the following indebtedness or obligations:

  . the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

  .  purchase money and similar obligations;

  .  obligations under capital leases;

  . guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, the indebtedness of others;

  .  renewals, extensions and refunding of that indebtedness;

  . interest or obligations in respect of the indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

  .  obligations associated with derivative products.

   However, indebtedness or obligations are not senior indebtedness if the instrument by which we become obligated for that indebtedness or those obligations expressly provides that that indebtedness or those obligations are junior in right of payment to any other of our indebtedness or obligations.

Convertible debt securities

   Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply to debt securities that will be convertible into common stock or preferred stock.

   Conversion. The holder of unredeemed convertible debt securities may, at any time during the period specified in the applicable prospectus supplement, convert those convertible debt securities into shares of common stock or preferred stock. The conversion price or rate for each $1,000 principal amount of convertible debt securities will be specified in the applicable prospectus supplement. The holder of a convertible debt security may convert a portion of the convertible debt security which is $1,000 principal amount or any multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption. However, in the case of repayment at the option of the applicable holder, conversion rights will terminate upon receipt of written notice of the holder's exercise of that option.

   In certain events, the conversion price or rate will be subject to adjustment as specified in the applicable indenture. For debt securities convertible into common stock, those events include:

  .  the issuance of shares of common stock as a dividend;

  .  subdivisions and combinations of common stock;

  . the issuance to all holders of common stock of rights or warrants entitling such holders for a period not exceeding 45 days to subscribe for or purchase shares of common stock at a price per share less than its current per share market price; and

  .  the distribution to all holders of common stock of:

    (1) shares of our capital stock, other than common stock;

    (2) evidences of our indebtedness or assets excluding cash dividends or distributions paid from our retained earnings; or

    (3) subscription rights or warrants other than those referred to above.

   No adjustment of the conversion price or rate will be required in any of these cases unless an adjustment would require a cumulative increase or decrease of at least 1% in that price or rate. Fractional shares of common stock will not be issued upon conversion. In place of fractional shares, we will pay a cash adjustment. Unless otherwise specified in the applicable prospectus supplement, convertible debt securities convertible into common stock surrendered for conversion between any record date for an interest payment and the related interest payment date must be accompanied by payment of an amount equal to the interest payment on the surrendered convertible debt security. However, that payment does not have to accompany convertible debt securities surrendered for conversion if those convertible debt securities have been called for redemption during that period.

   The adjustment provisions for debt securities convertible into shares of preferred stock will be determined at the time of an issuance of debt securities and will be described in the applicable prospectus supplement.

                         Description of Preferred Stock

   This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement as well as any general terms described in this section that will not apply to those shares of preferred stock.

   We have summarized certain selected terms of the preferred stock in this section. The summary is not complete. You should read our restated certificate of incorporation that is an exhibit to our annual report on Form 10-K and the certificate of designation relating to the applicable series of the preferred stock that we will file with the SEC for additional information before you buy any preferred stock.

General

   Our restated certificate of incorporation and Delaware General Corporation Law give our board of directors the authority, without further stockholder action, to issue a maximum of 10,000,000 shares of preferred stock. The board of directors has the authority to fix the following terms with respect to shares of any series of preferred stock:

  .  the designation of the series;

  .  the number of shares to comprise the series;

  . the dividend rate or rates payable with respect to the shares of the series;

  . the redemption price or prices, if any, and the terms and conditions of any redemption;

  .  the voting rights;

  . any sinking fund provisions for the redemption or purchase of the shares of the series;

  . the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable; and

  . any other relative rights, preferences and limitations pertaining to the series.

   The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

  . the designation, stated value and liquidation preference of that series of the preferred stock and the number of shares offered;

  .  the initial public offering price at which the shares will be issued;

  . the dividend rate or rates or method of calculation of dividends, the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

  .  any redemption or sinking fund provisions;

  .  any conversion or exchange provisions;

  . the procedures for any auction and remarketing, if any, of that series of preferred stock;

  . whether interests in that series of preferred stock will be represented by our depositary shares; and

  . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of preferred stock.

   When we issue shares of preferred stock against payment for the shares, they will be fully paid and nonassessable. This means that the full purchase price for those shares will have been paid and the holders of those shares will not be assessed any additional monies for those shares. Holders of preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue.

   Because we are a holding company, our rights and the rights of holders of our securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ours upon its liquidation or recapitalization will be subject to the prior claims of its creditors and preferred stockholders. We will not be structurally subordinated to the extent we are a creditor with recognized claims against the subsidiary or are a holder of preferred stock of the subsidiary.

Dividends

   The holders of the preferred stock will be entitled to receive dividends, if declared by our board of directors out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors. The applicable prospectus supplement will specify whether dividends will be paid in the form of cash, preferred stock or common stock.

   The applicable prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period. In those circumstances, we will not be obligated to pay the dividend accrued for that period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates.

   Our board of directors may not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on that series have been declared and paid, or declared and sufficient money is set aside for payment. Until either full dividends are paid, or are declared and payment is set aside, on preferred stock ranking equal as to dividends, then:

  . we will declare any dividends pro rata among the preferred stock of each series and any preferred stock ranking equal to the preferred stock as to dividends; in other words, the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

  . other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

  . we will not redeem, purchase or otherwise acquire or set aside money for a sinking fund for any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

   We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Redemption

   Preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption through a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

   If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If preferred stock is redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of preferred stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The applicable prospectus supplement will also specify whether we will pay the redemption price in cash or other property. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of that preferred stock may provide for its automatic conversion upon the occurrence of certain events. These events include if no capital stock has been issued or if the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due.

   If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We may redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by our board of directors.

   Even though the terms of a series of preferred stock may permit redemption of shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

  . we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding shares of preferred stock of that series; and

  . we will not purchase or otherwise acquire any preferred stock of that series.

   The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series through a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

   Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

  .  the redemption date;

  . the number of shares and the series of the preferred stock to be redeemed;

  .  the redemption price;

  . the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

  . that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

  .  the date when the holders' conversion rights, if any, will terminate.

   If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

   If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

  . the dividends on the preferred stock called for redemption will no longer accrue;

  .  such shares will no longer be considered outstanding; and

  . the holders will no longer have any rights as stockholders except to receive the redemption price.

   When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds we provide. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

Conversion or exchange rights

   The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

Rights upon liquidation

   Unless the applicable prospectus supplement states otherwise, if we liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

  . liquidation distributions in the amount stated in the applicable prospectus supplement; and

  .  all accrued and unpaid dividends whether or not earned or declared.

   We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to liquidating distributions, out of our assets available for distribution to stockholders. These payments will be made before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

   If we liquidate, dissolve or wind up our business and the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with that series as to liquidating distributions are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to liquidating distributions. This means that the distributions we pay to these holders will bear the same relationship to each other that the full distributable amounts for which these holders are respectively entitled upon liquidation of our business bear to each other.

   After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Voting rights

   Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

   If we fail to pay dividends on any shares of preferred stock for six consecutive quarterly periods, the holders of those shares of preferred stock, voting separately as a class with all other series of preferred stock upon which the same voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to the board of directors. This may be done at a special meeting called by the holders of record of at least 10% of those shares of preferred stock or the next annual meeting of stockholders and at each subsequent meeting until:

  . in the case of a series of preferred stock with cumulative dividends, all dividends accumulated on that series of preferred stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment; or

  . in the case of a series of noncumulative preferred stock, four consecutive quarterly dividends on that series of noncumulative preferred stock have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment.

   In this case, the entire board of directors will be increased by two directors.

   So long as any shares of preferred stock remain outstanding, unless we receive the consent of the holders of any outstanding series of preferred stock as specified below, we will not:

  . authorize, issue or increase the authorized amount of, any capital stock ranking prior to the outstanding series of preferred stock as to dividends or liquidating distributions;

  . reclassify any capital stock into any shares with this kind of prior ranking;

  . authorize or issue any obligation or security that represents the right to purchase any capital stock with this kind of prior ranking; or

  . amend or alter the provisions of our restated certificate of incorporation, so as to materially and adversely affect any right, preference, privilege or voting power of that series of preferred stock or the holders of that series of preferred stock.

   This consent must be given by the holders of at least two-thirds of each series of all outstanding preferred stock described in the preceding sentence, voting separately as a class. We will not be required to obtain this consent with respect to the actions relating to changes to our restated certificate of incorporation, however, if we only:

  . increase the amount of the authorized preferred stock or any outstanding series of preferred stock or any of our other capital stock; or

  . create and issue another series of preferred stock or any other capital stock; and

  . in either case, this preferred stock ranks equal with or junior to the outstanding preferred stock as to dividends and liquidating distributions.

                        Description of Depositary Shares

   This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

   We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we have filed with the SEC for additional information before you buy any depositary shares that represent preferred stock of that series.

General

   We may issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf.

Dividends and other distributions

   The preferred stock depositary will distribute all dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary receipts owned by those holders.

   If there is a distribution other than in cash, the preferred stock depositary will distribute property it receives to the entitled record holders of depositary receipts. However, if the preferred stock depositary determines that it is not feasible to make that distribution, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from this sale to the holders of depositary shares.

Withdrawal of stock

   If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the preferred stock depositary, the holder will be entitled to receive the number of shares of the preferred stock and any money or other property represented by those depositary shares. However, the holder will not be entitled to receive these shares and related assets if the related depositary shares have previously been called for redemption or converted or exchanged into other securities of our company. Holders of depositary receipts will be entitled to receive whole or fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will issue the holder a new depositary receipt evidencing this excess number of depositary shares at the same time.

Redemption of depositary shares

   Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of that redemption date the number of depositary shares representing shares of the preferred stock so redeemed. However, we must have paid in full the redemption price of the preferred stock to be redeemed plus any accrued and unpaid dividends on the preferred stock to the preferred stock depositary.

   The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary pro rata or by lot or another equitable method. In each case, we will determine the method for selecting the depositary shares.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of the related depositary receipts will cease, except the right to receive money or other property that the holders of the depositary receipts were entitled to receive upon such redemption. These payments will be made when the holders surrender their depositary receipts to the preferred stock depositary.

Voting the preferred stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the preferred stock depositary as to how the preferred stock underlying the holder's depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock.

   The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares according to these instructions. We will agree to take all reasonable action deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote the preferred stock in that manner. The preferred stock depositary will not vote shares of preferred stock for which it does not receive specific instructions from the holders of depositary shares representing that preferred stock. The preferred stock depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Exchange of preferred stock

   Whenever we exchange all of the shares of preferred stock held by the preferred stock depositary for debt securities or common stock, the preferred stock depositary will exchange as of that exchange date all depositary shares representing all of the shares of the preferred stock exchanged for debt securities or common stock. However, we must have issued and deposited with the preferred stock depositary debt securities or common stock for all of the shares of the preferred stock to be exchanged.

   The exchange rate per depositary share will be equal to the exchange rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share, plus all money and other property, if any, represented by such depositary shares, including all accrued and unpaid dividends on the shares of preferred stock.

Conversion of preferred stock

   The depositary shares, as such, are not convertible or exchangeable into common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause the conversion or exchange of the preferred stock represented by these depositary shares. We have agreed that upon receipt of these instructions and any related amounts payable we will cause the requested conversion or exchange. If the depositary shares are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and termination of the deposit agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock requires the approval of the holders of at least two thirds of the depositary shares then outstanding.

   We may terminate the deposit agreement upon not less than 60 days' notice if holders of a majority of the depository shares then outstanding consent. If we terminate the deposit agreement, the preferred stock depositary will deliver or make available to each holder of depositary receipts that surrenders the depositary receipts it holds, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by these depositary receipts.

   In addition, the deposit agreement will automatically terminate if:

  .  all outstanding depositary shares are redeemed, converted or exchanged;
     or

  . there is a final distribution in respect of the related preferred stock in connection with any liquidation of our business and the distribution has been distributed to the holders of the related depositary receipts.

Charges of preferred stock depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and removal of depositary

   The preferred stock depositary may resign at any time by delivering notice to us. We also may remove the preferred stock depositary at any time. Resignations or removals will take effect upon the appointment of a successor preferred stock depositary. This successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The preferred stock depositary will forward to holders of depositary receipts any reports and communications that we send to the preferred stock depositary with respect to the related preferred stock.

   Neither we nor the preferred stock depositary will be liable if it is prevented or delayed, by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the preferred stock depositary's obligations under the deposit agreement will be limited to performance in good faith and without negligence or willful misconduct of the duties described in the deposit agreement. Neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary receipts, depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and authorized to this information and on documents believed to be genuine.

   If the preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on the claims, requests or instructions received from us.

                          Description of Common Stock

   We may issue, either separately or together with other securities, shares of our common stock. Under our restated certificate of incorporation, we are authorized to issue up to 1,500,000,000 shares of our common stock. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Outstanding Capital Stock" below.

                   Description of Outstanding Capital Stock

   We have summarized some of the terms and provisions of our outstanding capital stock in this section. The summary is not complete. We have also filed our restated certificate of incorporation, our by-laws and the certificate of designation relating to the Series A preferred stock as exhibits to our annual report on Form 10-K. You should read our restated certificate of incorporation and our by-laws and the certificate of designation relating to the Series A preferred stock for additional information before you purchase any of our capital stock.


   As of October 29, 1999, our authorized capital stock was 1,518,500,000 shares. Those shares consisted of:

  .  1,500,000,000 shares of common stock, par value $.01 per share;

  .  10,000,000 shares of preferred stock, par value $.01 per share; and

  . 8,500,000 shares of Class R convertible common stock, par value $.01 per share.

As of October 29, 1999 there were 341,076,021 shares of common stock, no shares of preferred stock and no shares of Class R convertible common stock outstanding.

Common stock

   Subject to the senior rights of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for their payment. Upon dissolution and liquidation of our business, holders of common stock are entitled to a ratable share of our net assets remaining after payment to the holders of the preferred stock of the full preferential amounts they are entitled to. All outstanding shares of common stock are fully paid and nonassessable.

   The holders of common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting for the election of directors. They are not entitled to preemptive rights.

   The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

Preferred stock

   The preferred stock has priority over the common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. The board of directors without stockholder approval could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The board of directors has designated 500,000 shares of Series A junior participating preferred stock. Series A junior participating preferred stock will be issued in units consisting of one one-thousandth of a share of Series A junior participating preferred stock. Series A junior participating preferred stock is on a parity with the common stock with respect to dividends and to other distributions, including the distribution of assets on liquidation. Quarterly dividends per unit equal the amount of the quarterly dividend paid per share of common stock, when, as and if declared by the board of directors. The holders of units are entitled to one vote per unit, voting together with the common stock on all matters submitted to the stockholders. As of the date of this prospectus, there are no outstanding shares of preferred stock.

Anti-takeover provisions

   We currently have provisions in our restated certificate of incorporation and by-laws that could have an anti-takeover effect. The provisions in the restated certificate of incorporation include:

  .  a classified board of directors;

  .  a prohibition on our stockholders taking action by written consent;

  . the requirement that special meetings of stockholders be called only by the board of directors or the chairman of the board; and

  . the requirement of the affirmative vote of at least 66-2/3% of our outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind our by-laws.

   The by-laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the board of directors. In addition to these provisions, the board of directors has adopted a stockholder's rights plan, under which rights were distributed in a dividend. These rights entitle the holder to acquire units of Series A junior participating preferred stock, which is exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the common stock.

                              Plan of Distribution

   We may sell the offered securities as follows:

   .  through agents;

   .  through underwriters;

   .  to dealers; or

   .  directly to one or more purchasers.

By agents

   Offered securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will use their best efforts to solicit purchases for the period of their appointment.

By underwriters

   If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

To dealers

   If a dealer is used in the sale, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct sales

   We may also sell offered securities directly to institutional investors or others. These sales may include ones made under arrangements with the investors under which we have the right to require the investors to purchase the offered securities from us from time to time at prices tied to the market price for those securities.

Delayed delivery contracts

   We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

  . that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

  . that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

General information

   Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

   We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

   The place, time of delivery and other terms of the sale of the offered securities will be described in the prospectus supplement.

                                 Legal Matters

   Willkie Farr & Gallagher will issue an opinion for us about the legality of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    Experts

   The consolidated financial statements of Level 3 Communications, Inc. as of December 31, 1998 and for the year then ended, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

   The consolidated balance sheet of Level 3 Communications, Inc. as of December 27, 1997, and the related statements of earnings, cash flows, comprehensive income, and changes in stockholders' equity for each of the two years in the period ended December 27, 1997, as well as the consolidated balance sheets of RCN Corporation and Subsidiaries as of December 31, 1997 and 1998 and the related statements of operations, cash flows, comprehensive income, and changes in stockholders' equity, for each of the three years in the period ended December 31, 1998, incorporated by reference in this registration statement, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

   The estimated expenses, other than underwriting discounts and commissions, in connection with the offerings of the Securities are as follows:

   Securities Act Registration Fee..................................   $627,132
   "Blue Sky" Fees and Expenses.....................................     15,000*
   Printing and Engraving Expenses..................................    200,000*
   Legal Fees and Expenses..........................................    200,000*
   Fees of Rating Agencies..........................................     60,000*
   Accounting Fees and Expenses.....................................    100,000*
   Fees of Indenture Trustees (including counsel fees)..............     20,000*
   Miscellaneous....................................................     77,868*
                                                                     ----------
     Total.......................................................... $1,300,000*
                                                                     ==========

--------
* Estimated and subject to future contingencies.

ITEM 15. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

   A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

   In accordance with Section 145 of the DGCL, Article XI of the Company's Restated Certificate of Incorporation (the "Certificate") and the Company's By-laws (the "By-laws") provide that the Company shall indemnify each person who is or was a director, officer or employee of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate and the By-laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. The Certificate further provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

   The By-laws provide that the Company may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

ITEM 16. Exhibits.

  1.1 --  Form of Underwriting Agreement for Debt Securities*
  1.2 --  Form of Underwriting Agreement for Equity Securities*
  4.1 --  Form of Senior Indenture (incorporated by reference to Exhibit 4.1 to
           Amendment 1 to the Registrant's Registration Statement on Form S-3
           (File No. 333-68887) filed with the Securities and Exchange
           Commission on February 3, 1999).
  4.2 --  Form of Subordinated Indenture (incorporated by reference to Exhibit
           4.2 to Amendment 1 to the Registrant's Registration Statement on
           Form S-3 (File No. 333-68887) filed with the Securities and Exchange
           Commission on February 3, 1999).
  4.3 --  Form of Certificate of Designation for the Preferred Stock (together with Preferred Stock certificate)*
  4.4 --  Form of Senior Debt Security*
  4.5 --  Form of Subordinated Debt Security*
  4.6 --  Form of Deposit Agreement (incorporated by reference to Exhibit 4.6 to Amendment 1 to the Registrant's Registration Statement on Form S-
           3 (File No. 333-68887) filed with the Securities and Exchange
           Commission on February 3, 1999).
  4.7 --  The instruments defining the rights of the holders of the long-term debt securities of the Registrant are omitted pursuant to Section
           (b)(4)(iii)(A) of Item 601 of Regulation S-K. Registrant agrees to furnish supplementally copies of these instruments to the Securities and Exchange Commission upon request.
  5   --  Opinion of Willkie Farr & Gallagher*
 12   --  Statement Regarding Computation of Ratio of Earnings to Fixed Charges
           and Preferred Stock Dividends
 23.1 --  Consent of PricewaterhouseCoopers LLP
 23.2 --  Consent of PricewaterhouseCoopers LLP
 23.3 --  Consent of Arthur Andersen LLP
 23.4 --  Consent of Willkie Farr & Gallagher (included in Exhibit 5)*
 24   --  Power of Attorney (included in signature pages hereto)

25.1  --  Statement of Eligibility of Senior Trustee on Form T-1 (incorporated by reference to
           Exhibit 25.1 to Amendment 1 to the Registrant's Registration Statement on Form S-3
           (File No. 333-68887) filed with the Securities and Exchange Commission on February
           3, 1999).
25.2  --  Statement of Eligibility of Subordinated Trustee on Form T-1 (incorporated by reference to Exhibit 25.2 to Amendment 1 to the Registrant's Registration Statement
           on Form S-3 (File No. 333-68887) filed with the Securities and Exchange Commission on February 3, 1999).

--------
* To be filed by amendment or incorporated by reference to the extent applicable in connection with an offering.

ITEM 17. Undertakings.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in registration statements on Form S-3 or Form S-8 and the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on the 1st day of December, 1999.

                                         Level 3 Communications, Inc.

                                            /s/ Thomas C. Stortz
                                         By: __________________________________
                                            Name:Thomas C. Stortz
                                            Title:Senior Vice President and
                                            Secretary

                               POWER OF ATTORNEY

   The undersigned officers and directors of Level 3 Communications, Inc., hereby severally constitute and appoint James Q. Crowe, R. Douglas Bradbury, Thomas C. Stortz and Neil J. Eckstein, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

                Name                         Title                 Date

       /s/ Walter Scott, Jr.          Chairman of the          December 1, 1999
------------------------------------   Board
         Walter Scott, Jr.

         /s/ James Q. Crowe           President, Chief         December 1, 1999
------------------------------------   Executive Officer
           James Q. Crowe              and Director

      /s/ R. Douglas Bradbury         Executive Vice           December 1, 1999
------------------------------------   President, Chief
        R. Douglas Bradbury            Financial Officer
                                       and Director
                                       (principal
                                       financial officer)

       /s/ Eric J. Mortensen          Vice President,          December 1, 1999
------------------------------------   Controller
         Eric J. Mortensen             (principal
                                       accounting
                                       officer)

                Name                            Title            Date

       /s/ Philip B. Fletcher           Director               December 1, 1999
-------------------------------------
         Philip B. Fletcher

       /s/ William L. Grewcock          Director               December 1, 1999
-------------------------------------
         William L. Grewcock

        /s/ Richard R. Jaros            Director               December 1, 1999
-------------------------------------
          Richard R. Jaros

        /s/ Robert E. Julian            Director               December 1, 1999
-------------------------------------
          Robert E. Julian

        /s/ David C. McCourt            Director               December 1, 1999
-------------------------------------
          David C. McCourt

       /s/ Kenneth E. Stinson           Director               December 1, 1999
-------------------------------------
         Kenneth E. Stinson

        /s/ Michael B. Yanney           Director               December 1, 1999
-------------------------------------
          Michael B. Yanney

                                 EXHIBIT INDEX

                                                                    Sequential
                                                                       Page
 Exhibit                          Description                         Number
 -------                          -----------                       ----------
  1.1    --  Form of Underwriting Agreement for Debt Securities*
  1.2    --  Form of Underwriting Agreement for Equity
              Securities*
  4.1    --  Form of Senior Indenture (incorporated by reference
             to Exhibit 4.1 to Amendment 1 to the Registrant's
             Registration Statement on Form S-3 (File No. 333-
             68887) filed with the Securities Exchange Commission
             on February 3, 1999).
  4.2    --  Form of Subordinated Indenture (incorporated by
             reference to Exhibit 4.2 to Amendment 1 to the
             Registrant's Registration Statement on Form S-3
             (File No. 333-68887) filed with the Securities and
             Exchange Commission on February 3, 1999).
  4.3    --  Form of Certificate of Designation for the Preferred
              Stock (together with Preferred Stock certificate)*
  4.4    --  Form of Senior Debt Security*
  4.5    --  Form of Subordinated Debt Security*
  4.6    --  Form of Deposit Agreement (incorporated by reference
             to Exhibit 4.6 to Amendment 1 to the Registrant's
             Registration Statement on Form S-3 (File No. 333-
             68887) filed with the Securities and Exchange
             Commission on February 3, 1999).
  4.7    --  The instruments defining the rights of the holders
             of the long-term debt securities of the Registrant
             are omitted pursuant to Section (b)(4)(iii)(A) of
             Item 601 of Regulation S-K. Registrant agrees to
             furnish supplementally copies of these instruments
             to the Securities and Exchange Commission upon
             request.
  5      --  Opinion of Willkie Farr & Gallagher*
 12      --  Statement Regarding Computation of Ratio of Earnings
              to Fixed Charges and Preferred Stock Dividends
 23.1    --  Consent of PricewaterhouseCoopers LLP
 23.2    --  Consent of PricewaterhouseCoopers LLP
 23.3    --  Consent of Arthur Andersen LLP
 23.4    --  Consent of Willkie Farr & Gallagher (included in
              Exhibit 5)*
 24      --  Power of Attorney (included on signature pages
              hereto)
 25.1    --  Statement of Eligibility of Senior Trustee on Form
             T-1 (incorporated by reference to Exhibit 25.1 to
             Amendment 1 to the Registrant's Registration
             Statement on Form S-3 (File No. 333-68887) filed
             with the Securities and Exchange Commission on
             February 3, 1999).
 25.2    --  Statement of Eligibility of Subordinated Trustee on
             Form T-1 (incorporated by reference to Exhibit 25.2
             to Amendment 1 to the Registrant's Registration
             Statement on Form S-3 (File No. 333-68887) filed
             with the Securities and Exchange Commission on
             February 3, 1999).

--------
* To be filed by amendment or incorporated by reference to the extent applicable in connection with an offering.